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                                                                    EXHIBIT 10.0

         AGREEMENT AND PLAN OF MERGER dated as of July 22, 1997, among SANMINA CORPORATION, a Delaware corporation ("Parent"), SANM ACQUISITION SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and ELEXSYS INTERNATIONAL, INC., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent, acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into common stock, par value $.01 per share, of Parent ("Parent Common Stock");

         WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into Stockholder Agreements (the "Stockholder Agreements");

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                   The Merger

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 8.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.
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         SECTION 1.2      Closing.  The closing of the Merger (the "Closing")
will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (as such date may be extended, but not for more than 30 days, by the Company, in its sole discretion) (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.5      Certificate of Incorporation and Bylaws.

                 (a) Subject to Section 5.7(a), the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation will be changed to be Elexsys International, Inc..

                 (b) Subject to Section 5.7(a), the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 1.6 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



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                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

         SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

                 (c)      Conversion of Company Common Stock.  Subject to
Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into thirty three hundredths (0.33) (such fraction, as it may be adjusted pursuant to the final sentence of this Section 2.1(c), being referred to as the "Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive certificates representing the number of fully paid and nonassessable shares of Parent Common Stock into which such shares of Company Common Stock were converted at the Effective Time and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or any similar transaction or if Parent pays an extraordinary dividend or makes an extraordinary distribution, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination , exchange or other similar transaction or extraordinary dividend or distribution.

         SECTION 2.2      Exchange of Certificates.

                 (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company as may be designated by Parent prior to the Effective Time (with the approval of the Company) (the "Exchange Agent"), for the benefit of the





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holders of shares of Company Common Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash so deposited, being hereinafter referred to as the "Exchange Fund").

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into Parent Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the shares of Parent Common Stock into which the shares of Company Common Stock represented thereby were converted at the Effective Time, and the right to receive cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.2(c) or 2.2(e).

                 (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder





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pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common
Stock.

                 (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued pursuant to this Article II (and any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                 (e)      No Fractional Shares.

                         (i)      No certificates or scrip representing
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock as of the Closing Date as such price is reported on the Nasdaq National Market (as published by The Wall Street Journal, or, if not published therein, any other authoritative source).

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for certificates evidencing Parent Common Stock,





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
any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                 (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                 (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate (i) a certificate representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate were converted pursuant to Section 2.1, and (ii) any cash in lieu of fractional shares, and unpaid dividends and distributions on such shares of Parent Common Stock, pursuant to this Agreement.


                                  ARTICLE III

                         Representations and Warranties

         SECTION 3.1      Representations and Warranties of the Company.
Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), and except as set forth in the Company SEC Documents (as defined in
Section 3.1(e)), or in the exhibits thereto, the Company represents and warrants to Parent and Sub as follows:

                 (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on the Company. The Company has delivered





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to Parent complete and correct copies of its Restated Certificate of
Incorporation and Bylaws, in each case as amended to the date hereof.

                 (b) Subsidiaries. The Company has no subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity.

                 (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (" Company Preferred Stock"). At the close of business on July 21, 1997, (i) 9,492,676 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,055,660 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock, (iv) 303,797 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the Company's 5 1/2% Convertible Subordinated Debentures due March 1, 2012 (the "Convertible Debentures"), (v) 250,000 shares of Company Common Stock were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP") (stock options granted by the Company are referred to in this Agreement as "Company Options"), and (vi) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above and except for Company Common Stock issued between July 21, 1997 and the date of this Agreement upon the exercise of options to purchase Company Common Stock, at the close of business on July 22, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for
(a) Company Common Stock issued between July 21, 1997 and the date of this Agreement upon the exercise of options to purchase Company Common Stock and (b) "rights" to purchase Company Common Stock outstanding under the Company ESPP, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company. As of the date of this Agreement, and except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of capital stock of the Company. All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined in Section 3.1(d)) or any other limitation or restriction (including any restriction





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on the right to vote or sell the same, except as may be provided as a matter of law), except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that may be owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries. There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other equity securities of, any subsidiary of the Company. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

                 (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting (as defined in Section 5.1), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement and the Merger, to approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, adverse claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under any provision of (i) the Restated Certificate of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets and to which the Company is a party as of the date of this Agreement or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or (B) judgment, order or decree applicable to the Company or its properties or assets, other than, in the case of clause (ii) and clause (iii)(A), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company,
(y) impair in any material respect the ability of the Company to perform its obligations





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

under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required to be made or obtained by the Company at or before the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings under the antitrust laws of any foreign country, (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption and approval by the Company's stockholders of this Agreement and approval by the Company's stockholders of the Merger (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                 (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC between September 30, 1994 and the date of this Agreement. All reports, schedules, forms, statements and other documents filed by the Company with the SEC between September 30, 1994 and the date of this Agreement (other than any exhibits to such reports, schedules, forms, statements and documents) are collectively referred to in this Agreement as the "Company SEC Documents." As of the time each of the Company SEC Documents was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).





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Between March 31, 1997 and the date of this Agreement, the Company has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. generally accepted accounting principles, except for (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a material adverse effect on the Company.

                 (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in connection with the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

                 (g) Absence of Certain Changes or Events. Between March 31, 1997 and the date of this Agreement, there has not occurred (i) any material adverse change in the Company, (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, or (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock.

                 (h) Litigation. There is no suit, action or proceeding pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any suit, action or proceeding, against or affecting the Company or any of its subsidiaries that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, pending investigation by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on the Company.

                 (i)      Contracts.   As of the date this Agreement, there are
no contracts or agreements that are of a nature required to be filed by the Company as an exhibit to a Report on Form 10-K under the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which any of them is a party or by which any of their properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company.

                 (j)      Compliance with Laws.

                          (i)     The Company and each of its subsidiaries is
in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to their business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and each of its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as hereinafter defined) ("Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their business substantially as now conducted, and there currently exists no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company. Between January 1, 1997 and the date of this Agreement, the Company has not received any written notice or other written communication from any Governmental Entity alleging any violation of any Legal Provision by the Company (except for (A) notices of violations which have been cured or corrected in all material respects (B) notices which have been rescinded or withdrawn, and (C) notices which would not have a material adverse effect on the Company).

                          (ii)             The term "Hazardous Material" means
any material or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The term "Company Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries in connection with the operation of its business. The term "Disposal Site" means a landfill, disposal agent, waste hauler or recycler of Hazardous Materials. The term "Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Entities the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date. The term "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material. The term "Company Environmental Permit" means any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its subsidiaries.

                          (iii)            To the knowledge of the Company, no
Hazardous Materials are present on any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on the Company. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on the Company.

                          (iv)             The Company and each of its
subsidiaries are conducting all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws except where the failure to comply would not have a material adverse effect on the Company. To the knowledge of the Company after reasonable inquiry, the Hazardous Materials Activities of the Company and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has resulted in said person currently having a claim against the Company that is likely to be adversely determined against the Company and that would reasonably be expected to have a material adverse effect on the Company.

                          (v)              The Company Environmental Permits
held by the Company and each of its subsidiaries are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a material adverse effect on the Company. All such Company Environmental Permits are valid and in full force and effect except where the failure to be valid and in full force and effect would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance in all material respects with all covenants and conditions of any Company Environmental Permit which are in force with respect to their Hazardous Materials Activities, except where the failure to comply with such covenants and conditions would not have a material adverse effect on the Company. To the knowledge of the Company, no circumstance exists which would reasonably be expected to cause any Company Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee, except to the extent such revocation, modification, or non-renewability would not have a material adverse effect on the Company.

                          (vi)             No action, proceeding, revocation
proceeding, amendment procedure, writ, injunction or claim is pending against the Company or its subsidiaries by any Governmental Entity, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any action, proceeding, revocation proceeding or amendment procedure against the

Company or its subsidiaries, concerning or relating to any Company Environmental Permit or any Hazardous Materials Activity of the Company or any of its subsidiaries, or to any Company Business Facility currently owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the Company.

                          (vii)            To the knowledge of the Company
after reasonable inquiry, no action, proceeding, or claim exists, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any action or proceeding, against any Disposal Site or against the Company or any of its subsidiaries with respect to any transfer or release of Hazardous Materials by the Company to a Disposal Site which could reasonably be expected to have a material adverse effect on the Company.

                          (viii)           The Company has delivered to Parent
or made available for inspection by Parent and its agents and employees all material records in the Company's possession as of the date of this Agreement concerning the current Hazardous Materials Activities of the Company and each of its subsidiaries and all environmental audits and environmental assessments of any Company Business Facility conducted at the request of, or otherwise in the possession of, the Company or any of its subsidiaries as of the date of this Agreement.

                 (k) Labor Matters. As of the date of this Agreement, there are no collective bargaining agreements or other labor union agreements to which the Company or any of its subsidiaries is a party, or by which they are bound. The Company and each of its subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice except where the failure to comply, or the engaging in such practice, would not have a material adverse effect on the Company. As of the date of this Agreement, there is no unfair labor practice complaint against the Company or any of its subsidiaries pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any strike, slowdown or stoppage, against or involving the Company or any of its subsidiaries. No written agreement restricts the Company or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither the Company nor any of its subsidiaries has, in the past three years, experienced any labor strike, slowdown or stoppage.

                 (l)    Absence of Changes in Benefit Plans.   Between March
31, 1997 and the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits for which the Company or any of its subsidiaries will be responsible to any current or former employee, officer or director of the Company (collectively,

"Benefit Plans"). As of the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former employee, officer or director of the Company, which is either currently effective or will become effective at the Closing Date.

                 (m)    ERISA Compliance.

                          (i)              Each Benefit Plan has been
administered in accordance with its terms, and the Company and all the Benefit Plans are all in compliance with applicable provisions of ERISA and the Code, except where the failure to so administer the Benefit Plans or to so comply would not have a material adverse effect on the Company.

                          (ii)             Neither the Company nor any person
or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA; and neither the Company nor any Commonly Controlled Entity is obligated to make any contribution, other than discretionary contributions, to any Benefit Plan.

                          (iii)            With respect to any Benefit Plan
that is an "employee welfare benefit plan," (as defined in Section 3(l) of ERISA) there are no agreements, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material adverse effect on the Company on or at any time after the Effective Time.

                          (iv)             Neither the Company nor any of its
subsidiaries contributes to or has any material liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (A) a pension plan subject to Title IV of ERISA or Section 412 of the Code, or (B) a multiemployer pension plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its subsidiaries maintains an employee welfare benefit plan providing health or medical benefits for retired employees.

                          (v)              No employee welfare benefit plan of
the Company or any of its subsidiaries provides for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Section 4980B(g) of the Code and
Section 607 of ERISA. With respect to any Benefit Plan which is a "group health plan," as so defined, the Company warrants that in all "qualified events" (including those resulting from the Merger) occurring prior to or on the Closing Date, the Company has or will offer to its eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under Section 602 of ERISA to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Parent.

                          (vi)             There is no Benefit Plan covering
any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Code.

                          (vii)            Neither the Company nor any entity
under common control with the Company has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither the Company nor any of its subsidiaries has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                          (viii)           No executive officer of the Company
or, to the Company's knowledge, other employee of the Company or any of its subsidiaries is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of the Company or would conflict with the Company's business as conducted or proposed to be conducted. No executive officer of the Company or, to the Company's knowledge, other employee of the Company or any of its subsidiaries is, by virtue of his or her employment by the Company or any of its subsidiaries, in material violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any litigation, against the Company with regard thereto.

                          (ix)    Schedule 3.1(m)(ix) to the Company Disclosure
Schedule lists all Company Options outstanding as of the date of this Agreement, showing for each such option: (1) the number of shares issuable under each option grant, and (2) the exercise price thereof.

                          (x)      No employee of the Company will be entitled
to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement except as described in the Company Option Plans.

                          (xi)    The deduction of any amount payable pursuant
to the terms of the Benefit Plans will not be subject to disallowance under
Section 162(m) of the Code.

                 (n) Taxes. As of the date of this Agreement, the Company has filed all tax returns and reports required to be filed by it and has paid all taxes that are shown on such tax returns as due and payable, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no material deficiencies for any taxes have been proposed, asserted or assessed against the Company, nor is there, to the knowledge of the Company after reasonable inquiry, any reasonable basis for the assertion of any such deficiency. No requests for waivers of the time to assess any such taxes are pending as of the date of this Agreement. No material special charges, penalties, fines, liens, or similar encumbrances are owed by or pending against the Company with respect to payment of or failure to pay any taxes. The

Company is not a party to any executory agreements extending the period for assessment or collection of any taxes. Proper amounts have been withheld by the Company from employee compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws, except where the failure to withhold proper amounts would not have a material adverse effect on the Company. As of the date of this Agreement, none of the Federal income tax returns of the Company have been examined by the United States Internal Revenue Service for the fiscal years through September 30, 1996. The Company has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

                 (o) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. No officer, director or employee of the Company or any of its subsidiaries has been granted any right to receive any Parachute Gross-Up Payment by the Company or any of its subsidiaries.

                 (p)      Title to Properties.

                          (i)     The Company and each of its subsidiaries has
good title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and other encumbrances that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct their business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (A) are created or arise in the ordinary course of business, (B) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Company Disclosure Schedule or in the Company SEC Documents or the exhibits thereto, (C) relate to any taxes or other governmental charges or levies that are not yet due and payable, (D) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (E) individually or in the aggregate would not materially interfere with the ability of the Company and each of its subsidiaries to conduct their business as currently conducted ("Company Permitted Liens").

                          (ii)    The Company and each of its subsidiaries are
in compliance in all material respects with the terms of all material leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect except where the failure to be in compliance or the failure to be in full force and effect would not have a material adverse effect on the Company. As of the date of this Agreement, the Company and/or one or more of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on the Company.

                 (q) Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and no person has overtly threatened in a writing delivered to the Company since January 1, 1997 to commence any suit, action or proceeding, alleging that the Company or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, except for suits, actions or proceedings which, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a material adverse effect on the Company.

                 (r) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the record date for the Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                 (s) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and this Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger and this Agreement To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or this Agreement.

                 (t) Brokers. No broker, investment banker, financial advisor or other person, other than Needham & Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                 (u) Opinion of Financial Advisor. The Company has received the opinion of Needham & Company, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent for informational purposes only.

                 (v) Accounting Matters. The Company has not taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

                 (w)      Equipment and Other Personal Property Leases.   All
of the material items of equipment and personal property leased by the Company or any of its subsidiaries from any third party is currently used by the Company and/or one or more of its subsidiaries in the ordinary course of their businesses. All leases in effect as of the date of this Agreement pursuant to which the Company leases material items of equipment or other material items of personal property are valid, subsisting and in full force and effect, and neither the Company nor any other party thereto is in default of any of its obligations under any of such leases, except for defaults and failures to be valid, subsisting and in full force and effect which would not have a material adverse effect on the Company. No consent to the consummation of the transactions contemplated by this Agreement is required from the lessors under such leases except for any such consent the failure to obtain which would not have a material adverse effect on the Company.

                 (x) Product and Service Warranties. Between January 1, 1997 and the date of this Agreement, the Company has not received any written notice pursuant to which any third party has made any claims against the Company or its subsidiaries regarding any product or service warranties sold or provided by the Company or its subsidiaries, except for (i) claims which have been fully settled and (ii) unresolved claims that would not have a material adverse effect on the Company.

                 (y) Customers. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any information from any current material Customer that such Customer will not continue as a customer of the Company, such subsidiary or Parent after the Closing or that any such Customer intends to terminate or materially modify any such Customer Contract, except where the termination or modification of a customer relationship would not have a material adverse effect on the Company.

                 (z)      Inventory.   The inventory of the Company is in all
material respects of good and merchantable quality and is in all material respects usable and saleable in the ordinary course of the Company's and its subsidiaries' businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value or for which adequate reserves have been provided.

         SECTION 3.2 Representations and Warranties of Parent and Sub. Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), and except as set forth in the Parent SEC Documents (as defined in
Section 3.2(e)), or in the exhibits thereto, Parent represents and warrants to the Company as follows:

                 (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

                 (b) Subsidiaries. Parent has no subsidiaries and does not own as of the date hereof, directly or indirectly, beneficially or of record, any shares of capital stock or other equity security of any other entity or any other similar investment in any other entity.

                 (c) Capital Structure. The authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). At the close of business on July 21, 1997, (i) 17,159,618 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by the Company in its treasury, (iii) 2,957,152 shares of Parent Common Stock were reserved for issuance pursuant to Parent's stock option and employee stock purchase plans ("Parent Equity Incentive Plans"), (iv) 3,059,324 shares of Parent Common Stock were reserved for issuance pursuant to the conversion of Parent's 5 1/4% Convertible Subordinated Debentures due August 15, 2002 (the "Parent Convertible Debentures"), and (v) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on July 22, 1997, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the Parent Equity Incentive Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Parent Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote (or, other than the Parent Convertible Debentures, convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party, or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of Parent.
As of the date of this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock of Parent. All of the outstanding capital stock of Parent's subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that may be owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries. There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other equity securities of, any subsidiary of Parent. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

                 (d) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Stockholder Agreements), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements). The execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Stockholder Agreements), and the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements), have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement (and, in the case of Parent, the Stockholder Agreements) has been duly executed and delivered by Parent and Sub, and, assuming the due authorization, execution, and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. The execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Stockholder Agreements), do not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, the Stockholder Agreements) and compliance by Parent and Sub with the provisions of this Agreement (and, in the case of Parent, the Stockholder Agreements) will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets and to which Parent or Sub is a party as of the date of this Agreement or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or (B) judgment, order or decree applicable to Parent, Sub or their respective properties or assets, other than, in the case of clause (ii) and clause (iii)(A), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Sub at or before the Effective Time in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Stockholder Agreements) by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Stockholder Agreements), except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings under the antitrust laws of any foreign country, (2) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement or the Stockholder Agreements and the transactions contemplated by this Agreement or the Stockholder Agreements, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                 (e) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC between September 30, 1994 and the date of this Agreement. All reports, schedules, forms, statements and other documents filed by Parent with the SEC between September 30, 1994 and the date of this Agreement (other than any exhibits to such reports, schedules, forms, statements and documents) are collectively referred to in this Agreement as the "Parent SEC Documents." As of the time each of the Parent SEC Documents was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and (ii) except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between March 31, 1997 and the date of this Agreement, Parent has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. generally accepted accounting principles, except for (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a material adverse effect on Parent.

                 (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

                 (g) Absence of Certain Changes or Events. Between March 31, 1997 and the date of this Agreement, there has not occurred (i) any material adverse change in Parent, (ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock.

                 (h) Litigation. There is no suit, action or proceeding pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any suit, action or proceeding, against or affecting Parent or any of its subsidiaries that would, individually or in the aggregate, have a material adverse effect on Parent, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, pending investigation by any Governmental Entity involving, Parent or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on Parent.

                 (i)      Contracts.         As of the date of this Agreement,
there are no contracts or agreements that are of a nature required to be filed by Parent as an exhibit to a Report on Form 10-K under the Exchange Act and the rules and regulations promulgated thereunder. Neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which any of them is a party or by which any of their properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on Parent.

                 (j)      Compliance with Laws.

                          (i)     Parent and each of its subsidiaries is in
compliance with all Legal Provisions applicable to their business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Parent and each of its subsidiaries has in effect all Permits, necessary for them to own, lease or operate their properties and assets and to carry on their business substantially as now conducted, and there currently exists no default under, or violation of, any such Permit, except for the lack of Permits and for defaults under, or violations of, Permits which lack, default or violation individually or in the aggregate would not have a material adverse effect on Parent. Between January 1, 1997 and the date of this Agreement, Parent has not received any written notice or other written communication from any Governmental Entity alleging any violation of any Legal Provision by Parent (except for (A) notices of violations which have been cured or corrected in all material respects, (B) notices which have been rescinded or withdrawn, and (C) notices which would not have a material adverse effect on Parent).

                          (ii)    The term "Parent Business Facility" means any
property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries in connection with the operation of its business. The term "Parent Environmental Permit" means any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Parent or any of its subsidiaries.

                          (iii)   To the knowledge of Parent, no Hazardous
Materials are present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on Parent. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries except in such cases as would not reasonably be expected to have a material adverse effect on Parent.

                          (iv)    Parent and each of its subsidiaries are
conducting all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws except where the failure to comply would not have a material adverse effect on Parent. To the knowledge of Parent after reasonable inquiry, the Hazardous Materials Activities of Parent and each of its subsidiaries have not resulted in the exposure of any person to a Hazardous Material in a manner which has resulted in said person currently having a claim against Parent that is likely to be adversely determined against Parent and that would reasonably be expected to have a material adverse effect on Parent.

                          (v)     The Parent Environmental Permits held by
Parent and each of its subsidiaries are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Parent and each of its subsidiaries as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a material adverse effect on Parent. All such Parent Environmental Permits are valid and in full force and effect except where the failure to be valid and in full force and effect would not have a material adverse effect on Parent. Parent and its subsidiaries are in compliance in all material respects with all covenants and conditions of any Parent Environmental Permit which are in force with respect to their Hazardous Materials Activities, except where the failure to comply with such covenants and conditions would not have a material adverse effect on Parent. To the knowledge of Parent, no circumstance exists which would reasonably be expected to cause any Parent Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee, except to the extent such revocation, modification, or non-renewability would not have a material adverse effect on Parent.

                          (vi)    No action, proceeding, revocation proceeding,
amendment procedure, writ, injunction or claim is pending against Parent or its subsidiaries by any Governmental Entity, and no person has threatened in a writing delivered to Parent since January 1, 1997 to commence any action, proceeding, revocation proceeding or amendment procedure against Parent or its subsidiaries, concerning or relating to any Parent Environmental Permit or any Hazardous Materials Activity of Parent or any of its subsidiaries, or to any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent or any of its subsidiaries which could reasonably be expected to have a material adverse effect on Parent.

                          (vii)   To the knowledge of Parent after reasonable
inquiry, no action, proceeding or claim exists , and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any action or proceeding, against any Disposal Site or against Parent or any of its subsidiaries with respect to any transfer or release of Hazardous Materials by Parent to a Disposal Site which could reasonably be expected to have a material adverse effect on Parent.

                          (viii)  Parent has delivered to the Company or made
available for inspection by the Company and its agents and employees all material records in Parent's possession as of the date of this Agreement concerning the current Hazardous Materials Activities of Parent and each of its subsidiaries and all environmental audits and environmental assessments of any Parent Business Facility conducted at the request of, or otherwise in the possession of, Parent or any of its subsidiaries as of the date of this Agreement.

                 (k) Labor Matters. As of the date of this Agreement, there are no collective bargaining agreements or other labor union agreements to which Parent or any of its subsidiaries is a party, or by which they are bound. Parent and each of its subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice except where the failure to comply, or the engaging in such practice, would not have a material adverse effect on Parent. As of the date of this Agreement, there is no unfair labor practice complaint against Parent or any of its subsidiaries pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence and unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any strike, slowdown or stoppage against or involving Parent or any of its subsidiaries. No written agreement restricts Parent or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither Parent nor any of its subsidiaries has, in the past three years, experienced any labor strike, slowdown or stoppage.

                 (l) Absence of Changes in Benefit Plans. Between March 31, 1997 and the date of this Agreement, there has not been any adoption or amendment in any material respect by Parent or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits for which Parent or any of its subsidiaries will be responsible to any current or former employee, officer or director of Parent (collectively, "Parent Benefit Plans").

                 (m) Taxes. As of the date of this Agreement, Parent has filed all tax returns and reports required to be filed by it and has paid all taxes that are shown on such tax returns as due and payable, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all taxes payable by Parent for all taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no material deficiencies for any taxes have been proposed, asserted or assessed against Parent, nor is there, to the knowledge of Parent after reasonable inquiry, any reasonable basis for the assertion of any such deficiency. No requests for waivers of the time to assess any such taxes are pending as of the date of this Agreement. No material special charges, penalties, fines, liens, or similar encumbrances are owed by or pending against Parent with respect to payment of or failure to pay any taxes. Parent is not a party to any executory agreements extending the period for assessment or collection of any taxes. Proper amounts have been withheld by Parent from employee compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws, except where the failure to withhold proper amounts would not have a material adverse effect on Parent. As of the date of this Agreement, none of the Federal income tax returns of Parent have been examined by the United States Internal Revenue Service for the fiscal years through September 30, 1996. Parent has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                 (n)      Title to Properties.

                          (i)     Parent and each of its subsidiaries has good
title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and other encumbrances that individually or in the aggregate would not materially interfere with the ability of Parent and its subsidiaries to conduct their business as currently conducted. All such material assets and properties, other than assets and properties in which Parent or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that (A) are created or arise in the ordinary course of business, (B) are created, arise or exist under or in connection with any of the contracts or other matters referred to in the Parent Disclosure Schedule or in the Parent SEC Documents or the exhibits thereto, (C) relate to any taxes or other governmental charges or levies that are not yet due and payable, (D) relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith, or (E) individually or in the aggregate would not materially interfere with the ability of Parent and each of its subsidiaries to conduct their business as currently conducted ("Parent Permitted Liens").

                          (ii)    Parent and each of its subsidiaries are in
compliance in all material respects with the terms of all material leases to which it is a party and under which they are in occupancy, and all such leases are in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect would not have a material adverse effect on Parent. As of the date of this Agreement, Parent and/or one or more of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not individually or in the aggregate have a material adverse effect on Parent.

                 (o) Intellectual Property. Parent owns, or is validly licensed or otherwise has the right to use all Parent Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and no person has overtly threatened in a writing delivered to Parent since January 1, 1997 to commence any suit, action or proceeding, alleging that Parent or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, except for suits, actions or proceedings which, individually or in the aggregate, would not have a material adverse effect on Parent. To the knowledge of Parent, no person is infringing the rights of Parent or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a material adverse effect on Parent.

                 (p) Voting Requirements. Assuming the accuracy of the representations and warranties of the Company in Sections 3.1(c) and 3.1
(m)(x), no vote of or other action by the holders of Parent's Common Stock (or securities convertible into Parent's Common Stock) is required (by law, by the Marketplace Rules of The Nasdaq Stock Market or otherwise) in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of any of the transactions contemplated hereby.

                 (q) Brokers. No broker, investment banker, financial advisor or other person, other than Montgomery Securities, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                 (r) Opinion of Financial Advisor. Parent has received the opinion of Montgomery Securities, dated the date hereof, to the effect that, as of such date, the Merger (including the consideration to be paid by Parent) is fair to Parent's stockholders from a financial point of view, a copy of which opinion has been delivered to the Company for informational purposes only.

                 (s) Accounting Matters. Parent has not taken or agreed to take any action that would prevent the business combination to be effected by the Merger to be accounted for as a pooling of interests.

                 (t) Product and Service Warranties. Between January 1, 1997 and the date of this Agreement, Parent has not received any written notice pursuant to which any third party has made any claims against Parent or its subsidiaries regarding any produce or service warranties sold or provided by Parent or its subsidiaries, except for (i) claims which have been fully settled and (ii) unresolved claims that would not have a material adverse effect on Parent.

                 (u) Customers. As of the date of this Agreement, neither Parent nor any of its subsidiaries has received any information from any current material Customer that such Customer will not continue as a customer of Parent, such subsidiary or the Company after the Closing or that any such Customer intends to terminate or materially modify any such Customer Contract, except where the termination or modification of a customer relationship would not have a material adverse effect on Parent.

                 (v) Inventory. The inventory of Parent is in all material respects of good and merchantable quality and is in all material respects usable and saleable in the ordinary course of Parent's and its subsidiaries' businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value or for which adequate reserves have been provided.

                 (w) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                 (x) Parent Common Stock. The Parent Common Stock to be issued in connection with the Merger (including the Parent Common Stock to be issued in accordance with Article II and the Parent Common Stock to be issued in accordance with Section 5.6(b)) has been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable except for restrictions on transfer (applicable to affiliates of the Company) required in order to preserve pooling of interests accounting treatment of the Merger. Without limiting the generality of the foregoing and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Parent Common Stock to be issued in connection with the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act.

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

         SECTION 4.1      Conduct of Business by Parent and the Company.

                 (a)      Conduct of Business by Parent.   During the period
from the date of this Agreement to the Effective Time and except (i) to the extent the Company shall otherwise consent in writing (which consent will not be unreasonably withheld), (ii) as set forth in the Parent Disclosure Schedule or (iii) as contemplated or permitted by or not inconsistent with this Agreement, Parent shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in the Parent Disclosure Schedule or as contemplated or permitted by or not inconsistent with this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall not, without the written consent of the Company (which consent will not be unreasonably withheld):

                          (i) (x) declare, set aside or pay any dividends on, or
make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                          (ii) amend its Restated Certificate of Incorporation
or Bylaws;

                          (iii) issue, deliver, sell, pledge or otherwise
encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than in the ordinary course of business and consistent with past practice pursuant to stock option plans, employee stock purchase plans and convertible indebtedness in effect as of the date of this Agreement, or pursuant to acquisitions of businesses involving the issuance by Parent of less than 1,000,000 shares in the aggregate for all such acquisitions);

                          (iv) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including through any of its subsidiaries), any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except that this Section 4.1(a)(iv) shall not prohibit Parent from effecting an acquisition of any other business if (A) such acquisition would not materially affect the ability of Parent to, or materially delay Parent's ability to, complete the transactions contemplated by this Agreement, and (B) such acquisition would involve the issuance by Parent of equity securities and, when considered together with all other acquisitions effected by Parent, would not involve the issuance of more than 1,000,000 shares of Parent's capital stock or securities convertible into or exercisable for more than 1,000,000 shares of Parent's capital stock;

                          (v) sell, lease, license, mortgage or otherwise
encumber or subject to any Lien or otherwise dispose of any substantial part of its (or any of its subsidiaries') material properties, assets or business, except sales made in the ordinary course of business and except for subjecting any of its properties to Parent Permitted Liens;

                          (vi) make any material payments outside the ordinary
course of business for purposes of settling any dispute;

                          (vii) allow Parent or any of its subsidiaries, or any
significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise);

                          (viii) enter into (directly or through any subsidiary)
any transaction that is extraordinary in nature or magnitude (when compared to the transactions historically entered into by Parent); or

                          (ix) authorize any of, or commit or agree to take any
of, the foregoing actions.

                 (b) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time and except (i) to the extent Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), (ii) as set forth in the Company Disclosure Schedule or
(iii) as contemplated or permitted by or not inconsistent with this Agreement, the Company shall carry on its businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as contemplated or permitted by or not inconsistent with this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, without the written consent of Parent (which consent will not be unreasonably withheld):

                          (i) (x) declare, set aside or pay any dividends on, or
make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                          (ii) amend its Restated Certificate of Incorporation
or Bylaws;

                          (iii) issue, deliver, sell, pledge or otherwise
encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) the sale of shares of Company Common Stock in the ordinary course to employees under the Company's ESPP (B) the issuance of shares of Company Common Stock pursuant to the conversion of the Convertible Debentures in accordance with the terms thereof, (C) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with the present terms of such Company Options and the issuance of shares of Company Common Stock upon the exercise of Company Options granted after the date of this Agreement as permitted by this Agreement, and (D) the issuance of options to purchase up to 50,000 shares of Common Stock under the stock option plans of the Company (the "Company Option Plans");

                          (iv) acquire or agree to acquire (x) by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including through any of its subsidiaries), any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any asset except in the ordinary course of business;

                          (v) sell, lease, license, mortgage or otherwise
encumber or subject to any Lien or otherwise dispose of any of its (or any of its subsidiaries') material properties, assets, or business except sales made in the ordinary course of business and except for subjecting any of its properties or assets to Company Permitted Liens;

                          (vi) (y) incur any indebtedness for borrowed money or
guarantee any such indebtedness of another person (other than a subsidiary of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person (other than a subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, (ii) borrowings pursuant to existing credit facilities in the ordinary course of business or pursuant to any modifications, renewals or replacements of such credit facilities (it being understood that the maximum amount of borrowing which may be made under such credit facilities may be increased by up to 20% of the current maximum amount) and (iii) borrowings under a new credit facility to be entered into by the Company, which borrowings will not exceed $32 million (of which approximately $20 million will be used to refinance existing bank debt) or (z) make any loans, advances or capital contributions to, or investments in, any other person other than a subsidiary of the Company, and other than advances to employees in the ordinary course of business consistent with past practice;

                          (vii) make or agree to make any new capital
expenditure or expenditures which are outside the ordinary course of business or inconsistent with past practice;

                          (viii) make any material payments outside the ordinary
course of business for purposes of settling any dispute;

                          (ix) except in the ordinary course of business,
modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder;

                          (x) except as required to comply with applicable law
and except for actions which do not materially increase the Company's compensation expense or benefits to employees taken as a whole, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or
(E) except as permitted in clauses (A) through (D), take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                          (xi) form any subsidiary of the Company;

                          (xii) allow any of its subsidiaries, or any
significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise);

                          (xiii) enter into (directly or through any subsidiary)
any transaction that is extraordinary in nature or magnitude (when compared to the transactions historically entered into by the Company); or

                          (xiv) authorize any of, or commit or agree to take any
of, the foregoing actions.

                 (c) Certain Tax Matters. From the date hereof until the Effective Time, (i) each of the Company and Parent will file all tax returns and reports ("Post-Signing Returns") required to be filed by it (other than the Company's federal and state tax return for the year ended September 30, 1996, which will be filed promptly following the receipt by the Company of information necessary for such return); (ii) each of the Company and Parent will timely pay all taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) each of the Company and Parent will promptly notify the other of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to such party in respect of any tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the other party 's tax liabilities or tax attributes, and the Company will not settle or compromise any such Action without Parent's consent; and (iv) each of the Company and Parent will not make any material tax election without the consent of the other (which consent will not be unreasonably withheld).

         SECTION 4.2      No Solicitation.

                 (a) The Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined) by any person (other than Parent or its affiliates or representatives) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any person (other than Parent or its affiliates or their respective representatives); provided, however, that notwithstanding anything to the contrary contained in this Section 4.2(a) or elsewhere in this Agreement, if, at any time prior to receipt of the Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c), (x) furnish nonpublic information with respect to the Company and its subsidiaries to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of and with the authorization of the Company, shall be deemed to be a breach of this Section 4.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person (other than Parent or its affiliates or their respective representatives) for any acquisition by such person of a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 25% of the fair market value of all the assets of the Company and its subsidiaries immediately prior to such acquisition or more than a 25% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated third party, other than the transactions contemplated by this Agreement or the Stockholder Agreements. Notwithstanding anything to the contrary contained in this 4.2(a) or elsewhere in this Agreement, at any time after the date hereof, the Company may file with the SEC a report on Form 8-K with respect to this Agreement and may file a copy of this Agreement and any related agreements as an exhibit to such report.

                 (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting, the Board of Directors of the Company, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, may (1) withdraw or modify its approval or recommendation of this Agreement or the Merger and/or (2) approve or recommend any Takeover Proposal.

                 (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company promptly shall advise Parent orally and in writing of any request to the Company for nonpublic information which the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry, except to the extent that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law.

                 (d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders or any public announcement if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable law, rule or regulation or any duty of the Board of Directors; provided that the Company shall not, except in accordance with the provisions of Section 4.2(b), withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.


                                   ARTICLE V

                             Additional Agreements

         SECTION 5.1 Preparation of Form S-4 and Proxy Statement; Stockholders Meeting.

                 (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. To the extent that presenting this Agreement and the Merger to the Company's stockholders would not violate or otherwise be inconsistent with applicable law, the Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws or other applicable laws, rules or regulations in connection with the issuance of Parent Common Stock pursuant to Article II and Section 5.6(b) and under the Company Option Plans and the Company ESPP. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

                 (b) The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, and, to the extent that convening and holding a meeting would not violate or otherwise be inconsistent with applicable law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving and adopting this Agreement. Except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement.

         SECTION 5.2      Letters of the Company's Accountants.

                 (a) The Company shall use its reasonable efforts to cause to be delivered to Parent two letters from Deloitte and Touche LLP, the Company's independent public accountants, one dated a date within three business days before the date on which the Form S-4 shall become effective and one dated a date within three business days before the Closing Date, each addressed to Parent, in customary form, relating to the performance by Deloitte & Touche LLP of its procedures with respect to the financial statements of the Company contained in or incorporated by reference in the Form S-4.

                 (b) The Company shall use its reasonable efforts to cause to be delivered to Parent a copy of a letter from Deloitte and Touche LLP, addressed to the Company, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP believes that the Company would meet the applicable specific criteria for a pooling of interests in accordance with generally accepted accounting principles as such criteria relate only to the Company (and not to Parent).

         SECTION 5.3      Letters of Parent's Accountants.

                 (a) Parent shall use reasonable efforts to cause to be delivered to the Company two letters from Arthur Andersen LLP, Parent's independent public accountants, one dated a date within three business days before the date on which the Form S-4 shall become effective and one dated a date within three business days before the Closing Date, each addressed to the Company, in customary form, relating to the performance by Arthur Andersen LLP of its procedures with respect to the financial statements of Parent contained in or incorporated by reference in the Form S-4.

                 (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a copy of a letter from Arthur Andersen LLP, addressed to Parent, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), stating that Arthur Andersen LLP concurs with Parent's management's conclusion that no conditions exist that would preclude Parent from accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

         SECTION 5.4 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that (i) Parent shall not contact, and Parent shall ensure that none of its officers, employees, accountants, counsel, financial advisors or other representatives contacts, any employee of the Company or any of its subsidiaries without the prior authorization of the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and (ii) Parent shall ensure that none of its employees, accountants, counsel, financial advisors or other representatives interferes with or otherwise disrupts the business or operations of the Company while exercising the rights provided under this Section 5.4. Parent shall afford to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, Parent shall furnish promptly to the Company (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Company may reasonably request; provided, however, that (i) the Company shall not contact, and the Company shall ensure that none of its officers, employees, accountants, counsel, financial advisors or other representatives contacts, any employee of Parent or any of its subsidiaries without the prior authorization of Parent's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and (ii) the Company shall ensure that none of its employees, accountants, counsel, financial advisors or other representatives interferes with or otherwise disrupts the business or operations of Parent while exercising the rights provided under this Section
5.4.  Parent and

Company will each hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the other party, directly or indirectly, in confidence, in accordance with the respective Confidentiality Agreements dated as of July 3, 1997.

         SECTION 5.5      Reasonable Efforts; Notification.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (other than consents, approval or waivers, the failure to obtain which would not have a material adverse effect on the Company or Parent, as the case may be), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, the Company shall not be required to take any action or do any thing if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the taking of such action or the doing of such thing would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger or this Agreement, use all reasonable efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and this Agreement.

                 (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied as a result thereof, or (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied as a result thereof or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 5.6      Stock Options and Other Employee Benefits.

                 (a) Subject to Section 5.6(b), Parent and the Company shall take all actions necessary to implement the provisions of the Company Option Plans and the agreements evidencing Company Options, including the provisions therein relating to acceleration and termination.

                 (b) The Company shall cause to be delivered to Parent, prior to the Effective Time, a list specifying those Company Options (the "Specified Options") with respect to which Parent is to issue shares of Parent Common Stock pursuant to this Section 5.6(b) as of the Effective Time. As of the Effective Time, Parent shall issue, with respect to each Specified Option that remains unexercised as of the Effective Time, in the name of the holder thereof, a number of shares of Parent Common Stock equal to:

                          A * B     -      A * C
                                           -----
                                             D

where:

A = the maximum number of shares of Company Common Stock purchasable immediately prior to the Effective Time upon exercise of the applicable Specified Option

B =      the Exchange Ratio

C =      the per share exercise price of the applicable Specified Option

D = the per share closing price of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source), on the Closing Date

No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the issuance of Parent Common Stock pursuant to this Section 5.6(b). Any holder of a Specified Option who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock in connection with the issuance of Parent Common Stock pursuant to this Section 5.6(b)(after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder pursuant to this Section 5.6(b)) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fraction of a share of Parent Common Stock multiplied by the per share closing price of Parent Common

Stock on the Nasdaq National Market, as reported in The Wall Street Journal (or, if not reported thereby, any other authoritative source), on the Closing Date. Parent agrees to use reasonable efforts to take such actions as are necessary to provide for the reservation, issuance and listing of Parent Common Stock to be issued pursuant to this Section 5.6(b).

                 (c) Subject to Section 5.6(b), all Company Option Plans shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Option or any participant in any Company Option Plan shall have any right thereunder to acquire any capital stock of the Company.

                 (d) Parent shall ensure that all employees of the Company and all employees of each of the Company's subsidiaries are allowed and are eligible to participate in Parent's employee benefit plans after the Effective Time, to the same extent as if they were employees of Parent. Without limiting the generality of the foregoing, (i) to the extent that any employee of the Company or any of the Company's subsidiaries becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries shall credit such employee's service with the Company or its subsidiaries, to the same extent as such service was credited under the similar employee benefit plans of the Company and its subsidiaries immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent, and
(ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and its subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

                 (e) At the Effective Time, each outstanding right under the currently ongoing "offering period", to purchase Company Common Stock under the Company ESPP (an "Assumed Purchase Right") shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Company ESPP immediately prior to the Effective Time, a number of shares of Parent Common Stock determined as provided in the Company ESPP except that the purchase price of such shares of Parent Common Stock under each Assumed Purchase Right shall be eighty-five percent (85%) of the lower of (i) the quotient determined by dividing the fair market value of the Company Common Stock on the offering date of each offering period that is ongoing as of the Effective Time by the Exchange Ratio or (ii) the fair market value of the Parent Common Stock on each exercise date occurring after the Effective Time with respect to each offering period that is ongoing as of the Effective Time. The Assumed Purchase Rights, in accordance with their terms, shall be subject to further adjustment upon a stock split, stock dividend, recapitalization or similar transaction after the Effective Time. As soon as practicable after the Effective Time (and in any event within 5 days after the Effective Time), Parent shall deliver to the participants in the Company ESPP an appropriate notice setting forth such participants' rights pursuant thereto and stating that the Assumed Purchase Rights pursuant to the Company ESPP shall continue in effect on the same terms and conditions.

                 (f) As soon as reasonably practical (and in any event within five days) after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the Assumed Purchase Rights and the shares of Parent Common Stock issuable under the Company ESPP, and shall maintain the effectiveness of such registration statement thereafter until the later of the date on which no Assumed Purchase Rights remain outstanding or the Company ESPP is terminated.

                 (g) Parent shall reserve sufficient shares of Parent Common Stock for issuance with respect to the employee benefit plans referred to in this Section 5.6.

                 (h) This Section 5.6 will survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by each of the persons who participate in any of the employee benefit plans referred to in this Section 5.6, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

         SECTION 5.7      Indemnification and Insurance.

                 (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this
Section 5.7(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

                 (b) Without limiting the provisions of Section 5.7(a), during the period ending six years after the Effective Time, Parent will indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (1) any action or omission or alleged action or omission in his or her capacity as a director or officer of the Company or any of its subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (2) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 5.7(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Parties' entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent, and (iii) after the Effective Time, Parent will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Parent nor the Surviving Corporation nor any Indemnified Party, will be liable for any settlement effected without its express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

                 (c) For six years after the Effective Time, Parent shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                 (d) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.7.

                 (e) This Section 5.7 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         SECTION 5.8      Fees and Expenses.

                 (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

                 (b) In the event that this Agreement is validly terminated pursuant to Section 7.1(b)(iv) and Parent shall not have materially breached this Agreement, the Company shall pay to Parent a fee in the aggregate amount of $7,500,000, in cash, in immediately available funds, according to the following schedule:

                          (i) promptly, but in no event later than five business
days after the date of such termination, the Company shall pay to Parent the amount of $2,500,000;

                          (ii) on the date that is 180 days after the date of
such termination, the Company shall pay to Parent the amount of $2,500,000; provided, however, that if, prior to such 181st day, the Company shall consummate the transaction contemplated by a Superior Proposal accepted by the Company, then the Company shall pay to Parent such $2,500,000 amount on the date of the consummation of such transaction; and

                          (iii) on the date that is 270 days after the date of
such termination, the Company shall pay to Parent the amount of $2,500,000; provided, however, that if, prior to such 270th day, the Company shall consummate the transaction contemplated by a Superior Proposal accepted by the Company, then the Company shall pay to Parent such $2,500,000 amount on the date of the consummation of such transaction.

In no event shall the receipt by the Company of any Superior Proposal or any consummation of any transaction by the Company be a condition to any obligation of the Company pursuant to this Section 5.8(b). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

         SECTION 5.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and to the extent reasonably practicable, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.10  Affiliates.

                 (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who in the Company's judgment are or may be deemed to be, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

                 (b) As soon as practicable after the execution of this Agreement, Parent shall deliver to the Company a letter identifying all persons who, in Parent's reasonable judgment, are or may be deemed to be, as of the date of such letter, "affiliates" of Parent under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Parent shall use its reasonable efforts to cause each such person to deliver to the Company at least 30 days prior to the Closing Date a written agreement substantially in the form of Exhibit B hereto.

         SECTION 5.11 Nasdaq National Market Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to Article II and Section 5.6(b), and such other shares of Parent Common Stock required to be reserved for issuance with respect to the Company ESPP and the Convertible Debentures, to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

         SECTION 5.12 Pooling of Interests. Each of the Company and Parent will use reasonable efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

         SECTION 5.13 Stop Transfer. The Company shall not register the transfer of any Certificate representing any Subject Shares (as defined in the Stockholder Agreements), unless such transfer is made to Parent or Sub or otherwise in compliance with the Stockholder Agreements.

         SECTION 5.14  Tax Treatment.   Each of Parent and the Company shall
not (before or after the Effective Time) take any action and shall not (before or after the Effective Time) fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code, and each shall use reasonable efforts to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d), respectively.

         SECTION 5.15  Convertible Debentures.    Parent shall take such action
(if any) as may be required by the indenture relating to the Convertible Debentures in connection with the consummation of the Merger. Promptly after the Effective Time, Parent shall either (i) commence a tender offer for the outstanding Company Convertible Debentures at a price not less than the prevailing market price for such Convertible Debentures or (ii) cause the redemption of such Convertible Debentures in accordance with the redemption provisions of the indenture relating thereto. Until the Convertible Debentures are acquired or redeemed by Parent or the Company, Parent shall reserve sufficient shares of Parent Common Stock for issuance upon conversion of the Convertible Debentures.


                                   ARTICLE VI

                              Conditions Precedent

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the record date for the Stockholders Meeting.

                 (b) Nasdaq Market Listing. The shares of Parent Common Stock issuable to the Company's securityholders pursuant to Article II and
Section 5.6(b), shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                 (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                 (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. federal or state Governmental Entity preventing the consummation of the Merger shall be in effect.

                 (e) Form S-4. The Form S-4-shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                 (f) Pooling Letters. The Company shall have received from Deloitte & Touche LLP, independent accountants for the Company, a letter addressed to the Company dated the Closing Date (which may contain customary qualifications and assumptions) to the effect that Deloitte & Touche LLP believes that the Company would meet the applicable specific criteria for a pooling of interests in accordance with generally accepted accounting principles as such criteria relate only to the Company (and not to Parent), and Parent shall have been provided with a copy of such letter; and Parent shall have received from Arthur Andersen LLP, independent accountants for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions) to the effect that Arthur Andersen LLP concurs with Parent's management's conclusion that no conditions exist that would preclude Parent from accounting for the Merger as a pooling of interests, and the Company shall have been provided with a copy of such letter.

         SECTION 6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that does not have a material adverse effect on the Company shall be disregarded, (ii) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded).

                 (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                 (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

                 (d) Tax Opinion. The opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(A) of the Code, and based on certain letters provided by Parent and Sub and the Company, respectively, in customary form dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of the Company, shall have been delivered to Parent and shall not have been withdrawn or modified in any material respect ; provided, however, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company renders such opinion to Parent. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

                 (e) Noncompetition Agreement. At or before the Effective Time, the Company and the Company's Chairman and Chief Executive Officer shall have executed a Noncompetition Agreement in substantially the form attached hereto as Exhibit C.

         SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) any inaccuracy that does not have a material adverse effect on Parent or Sub shall be disregarded, (ii) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (iii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted or the announcement or pendency of the Merger by this Agreement shall be disregarded).

                 (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                 (c) Tax Opinion. The opinion of Cooley Godward LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(A) of the Code, and based on certain letters provided by Parent and Sub and the Company, respectively, in customary form dated on the date that is two business days prior to the Proxy Statement is first mailed to stockholders of the Company, shall have been delivered to the Company and shall not have been withdrawn or modified in any material respect; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion to the Company. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

                 (d) Letters from Parent Affiliates. The Company shall have received from each person named in the letter referred to in Section 5.10(b) an executed copy of an agreement substantially in the form of Exhibit B hereto.

                 (e) Indenture. Parent shall have performed all obligations required to performed by it pursuant to the first sentence of
Section 5.15.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

         SECTION 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                 (a) by mutual written consent of Parent, Sub and the Company;

                 (b)      by either Parent or the Company:

                          (i)     if the Merger shall not have been consummated
by December 31, 1997 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a wilful and material breach of this Agreement;

                          (ii)    if any temporary restraining order,
preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a U.S. federal or state Governmental Entity having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable;

                          (iii)   if (A) the Stockholders Meeting (including
any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt this Agreement and to approve the Merger, and (B) the adoption and approval of this Agreement and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholders Meeting shall not have been obtained; or

                          (iv)    if (A) the Board of Directors of the Company
or any committee thereof shall have withheld, withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger, or approved or recommended any Superior Proposal or (B) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

                 (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any such representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in

Parent's representations and warranties or breach by Parent is curable by Parent, then (i) the Company may not terminate this Agreement under this
Section 7.1(c) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by the Company of written notice to Parent describing such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy and
(ii) the Company may not, in any event, terminate this Agreement under this
Section 7.1(c) if such inaccuracy or breach shall have been cured in all material respects; and, provided further that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have wilfully and materially breached this Agreement; or

                 (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then (i) Parent may not terminate this Agreement under this Section 7.1(d) with respect to a particular breach or inaccuracy prior to or during the 45-day period commencing upon delivery by Parent of written notice to the Company describing such breach or inaccuracy, provided the Company continues to exercise reasonable efforts to cure such breach or inaccuracy and (ii) Parent may not, in any event, terminate this Agreement under this Section 7.1(d) if such inaccuracy or breach shall have been cured in all material respects; and, provided further that Parent may not terminate this Agreement pursuant to this
Section 7.1(d) if it shall have wilfully and materially breached this Agreement.

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.4, Section 5.8, Section 5.9, this Section 7.2 and Article VIII and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, any party may to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party pursuant to this Agreement or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VIII

                               General Provisions

         SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 if to Parent or Sub, to:

                 Sanmina Corporation
                 355 East Trimble Road
                 San Jose, CA  95131
                 Attention:  Jure Sola

                 with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 650 Page Mill Road
                 Palo Alto, CA  94304
                 Attention:  Christopher D. Mitchell

                 if to the Company, to:

                 Elexsys International, Inc.
                 4405 Fortran Court
                 San Jose, CA  95134
                 Attention:  Milan Mandaric
                 with a copy to:

                 Cooley Godward LLP
                 Five Palo Alto Square
                 3000 El Camino Real
                 Palo Alto, CA  94306
                 Attention:  Alan C. Mendelson

         SECTION 8.3      Definitions.  For purposes of this Agreement:

                 an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 an "agreement," "arrangement," "contract," "commitment," "plan," "purchase order," "understanding" or "undertaking" when used in this Agreement shall mean a legally binding, written agreement, arrangement, contract, commitment, plan, purchase order, understanding or undertaking, as the case may be;

                 "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, financial condition or results of operations of either the Company and its subsidiaries or Parent and its subsidiaries, taken as a whole, as the case may be;

                 "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

                 a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

         SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 5.6, Section 5.7 and Section 5.14 are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.
In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

         SECTION 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            SANMINA CORPORATION


                                            By:________________________________
                                                 Name:
                                                 Title:



                                            SANM ACQUISITION SUBSIDIARY, INC.


                                            By:________________________________
                                                 Name:
                                                 Title:



                                            ELEXSYS INTERNATIONAL, INC.


                                            By:________________________________
                                                 Name:
                                                 Title:

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 22, 1997

                                     AMONG

                              SANMINA CORPORATION

                       SANM ACQUISITION SUBSIDIARY, INC.

                                      AND

                          ELEXSYS INTERNATIONAL, INC.

                               TABLE OF CONTENTS



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
ARTICLE I  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.2       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.3       Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.4       Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.5       Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.6       Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.7       Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II  Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates .   3
         SECTION 2.1       Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 2.2       Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE III  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 3.1       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . .   6
                 (a)       Organization, Standing and Corporate Power . . . . . . . . . . . . . . . . . . . . . .   6
                 (b)       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (c)       Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (d)       Authority; Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (e)       SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (f)       Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (g)       Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (h)       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (i)       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (j)       Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (k)       Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (l)       Absence of Changes in Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (m)       ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (n)       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (o)       No Excess Parachute Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (p)       Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (q)       Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (r)       Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (s)       State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (t)       Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (u)       Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (v)       Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (w)       Equipment and Other Personal Property Leases . . . . . . . . . . . . . . . . . . . . .  18





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                               TABLE OF CONTENTS
                                  (CONTINUED)

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                 (x)       Product and Service Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
                 (y)       Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
                 (z)       Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         SECTION 3.2       Representations and Warranties of Parent and Sub.  . . . . . . . . . . . . . . . . . . 18
                 (a)       Organization, Standing and Corporate Power . . . . . . . . . . . . . . . . . . . . . . 19
                 (b)       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
                 (c)       Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
                 (d)       Authority; Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                 (e)       SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                 (f)       Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                 (g)       Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . 22
                 (h)       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                 (i)       Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                 (j)       Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                 (k)       Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
                 (l)       Absence of Changes in Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 (m)       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 (n)       Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 (o)       Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 (p)       Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 (q)       Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 (r)       Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 (s)       Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 (t)       Product and Service Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 (u)       Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 (v)       Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 (w)       Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 (x)       Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE IV  Covenants Relating to Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         SECTION 4.1       Conduct of Business by Parent and the Company  . . . . . . . . . . . . . . . . . . . . 28
         SECTION 4.2       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE V  Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         SECTION 5.1       Preparation of Form S-4 and Proxy Statement; Stockholders Meeting  . . . . . . . . . . 33
         SECTION 5.2       Letters of the Company's Accountants . . . . . . . . . . . . . . . . . . . . . . . . . 34
         SECTION 5.3       Letters of Parent's Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         SECTION 5.4       Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 35





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                               TABLE OF CONTENTS
                                  (CONTINUED)


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         SECTION 5.5       Reasonable Efforts; Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         SECTION 5.6       Stock Options and Other Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . 37
         SECTION 5.7       Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         SECTION 5.8       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         SECTION 5.9       Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
         SECTION 5.10      Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         SECTION 5.11      Nasdaq National Market Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         SECTION 5.12      Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         SECTION 5.13      Stop Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         SECTION 5.14      Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         SECTION 5.15      Convertible Debentures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE VI  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         SECTION 6.1       Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . 43
         SECTION 6.2       Conditions to Obligations of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . 44
         SECTION 6.3       Conditions to Obligation of the Company  . . . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE VII  Termination, Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         SECTION 7.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
         SECTION 7.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         SECTION 7.3       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         SECTION 7.4       Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

ARTICLE VIII  General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         SECTION 8.1       Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . 48
         SECTION 8.2       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         SECTION 8.3       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         SECTION 8.4       Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         SECTION 8.5       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         SECTION 8.6       Entire Agreement; No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . 50
         SECTION 8.7       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         SECTION 8.8       Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         SECTION 8.9       Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         SECTION 8.10      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50





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                               TABLE OF CONTENTS
                                  (CONTINUED)








EXHIBIT A                  Elexsys International, Inc. Affiliate Agreement

EXHIBIT B                  Sanmina Corporation Affiliate Agreement

EXHIBIT C                  Noncompetition Agreement
































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
                                   EXHIBIT A

                 ELEXSY INTERNATIONAL, INC. AFFILIATE AGREEMENT



         This AFFILIATE AGREEMENT (this "Agreement") is made as of __________, 1997, between Sanmina Corporation, a Delaware corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and the undersigned (the "Affiliate").

         WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Parent and Company intend to enter into a business combination transaction to pursue their long term business strategies (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

         WHEREAS, pursuant to the Merger, at the Effective Time, all of the issued and outstanding shares of Company Common Stock, including any shares owned by Affiliate as of the Effective Time, will be converted into shares of Parent Common Stock as set forth in the Merger Agreement;

         WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company, as the term "affiliate" is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") and (ii) in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of the Company;

         WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

         WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

         1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests". Affiliate has carefully read this Agreement and the Merger Agreement and has had an opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors.

         2.      Compliance with Rule 145 and the Act.

                 (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated thereunder, (ii) resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 under the Act and (iii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (1) such shares of Parent Common Stock are registered under the Act or are transferred pursuant to an appropriate exemption from registration, (2) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Act, (3) an authorized representative of the SEC takes the position in writing to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position ("No Action Correspondence") is delivered to Parent, (4) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Act, or
(5) such sale, transfer or disposition occurs after the earlier of (A) the first anniversary of the Effective Time, or (B) the date on which the restrictions upon sale, transfer or disposition under Rule 145 are eliminated pursuant to action of the SEC.

                 (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor issued prior to the termination of the restrictions described in Section 2(a) above, a legend stating in substance:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED
                 (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR (C) AS IS OTHERWISE PERMITTED UNDER THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF __________, 1997, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

The legend set forth above shall be removed from any certificates representing shares of Parent Common Stock received by Affiliate pursuant to the Merger (by delivery of a substitute certificate without such legend), and Parent shall instruct its transfer agent to remove such legend, if the shares of Parent Common Stock evidenced by any such certificates are registered under the Act or if Affiliate delivers to Parent
(i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a copy of the No Action Correspondence, (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145, or (iv) a written request for removal of such legend after the earlier of (x) the inapplicability of Rule 145 by its terms, or (y) the effective date of any action by the SEC eliminating the restrictions upon sale, transfer or disposition under Rule 145 or otherwise rendering compliance with such restrictions unnecessary.

         3. Covenants Related to Pooling of Interests. In accordance with SAB 65, during the period contemplated by SAB 65, until the earlier of (A) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and Company or (B) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) having the effect, directly or indirectly, of reducing his risk relative to: (A) any shares of Company Common Stock, except pursuant to and upon the consummation of the Merger; or (B) any shares of Parent Common Stock received by Affiliate in the Merger; provided, however, that Affiliate may (after consulting with Parent) transfer or otherwise reduce his risk relative to shares of Company Common Stock or Parent Common Stock during such period if the transfer of or reduction of risk relative to such Company Common Stock or Parent Common Stock would not reasonably be expected to adversely affect the ability of Parent to account for
the Merger as a pooling of interests.   Parent may, at its discretion, cause a
restrictive legend covering the restrictions referred to in this Section 3 to be placed on Parent Common Stock certificates issued to Affiliate in the Merger and place a stock transfer notice consistent with the restrictions referred to in this Section 3 with its transfer agent with respect to such certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

         4. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may: (a) transfer shares of Company Common Stock to Company in payment of the exercise price of options to purchase Company Common Stock; (b) transfer shares of Parent Common Stock to Parent in payment of the exercise price of options to purchase Parent Common Stock, (c) transfer shares of Company Common Stock to any organization qualified under
Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor), and
(d) transfer shares of Company Common Stock or shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Company Common Stock or shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the





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

case of a transfer or gift pursuant to this clause (d), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

         5. Specific Performance. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Parent shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity.

         6.      Miscellaneous.

                 (a) For the convenience of the parties hereto, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                 (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

                 (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

                 (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

                 (e) Counsel to and accountants for the parties to this Agreement shall be entitled to rely upon this Agreement as needed.

                 (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

                 (g) Notwithstanding any other provision contained herein, this Agreement and all obligations of and restrictions imposed on Affiliate hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                 (h) Parent currently intends to file on a timely basis, from and after the Effective Time and as long as is necessary in order to permit Affiliate to sell Parent Common Stock held by Affiliate pursuant to Rule 145, all reports required to be filed by it pursuant to the Exchange Act, and





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

currently intends to otherwise make available adequate information regarding Parent in such manner as may be required to satisfy the requirements of Rule 144(c) under the Act as now in effect.

                 [(i)     Nothing contained in this Agreement shall limit any
of Affiliate's rights or any of Parent's obligations under the Registration Rights Agreement of even date herewith between Parent and Affiliate.]

         Executed as of the date shown on the first page of this Agreement.


                                            SANMINA CORPORATION


                                            By:  _____________________________
                                                 Name:    ____________________
                                                 Title:   ____________________


                                            ELEXSYS INTERNATIONAL, INC.


                                            By:  _____________________________
                                                 Name:    ____________________
                                                 Title:   ____________________


                                            AFFILIATE

                                            By:  _____________________________

                                            Name of Affiliate:  ______________

                                            Name of Signatory:

                                            __________________________________
                                            (if different from Affiliate)

                                            Title of Signatory
                                            (if applicable):  ________________


Number of shares of Company Common Stock beneficially owned by Affiliate:



Number of shares of Company Common Stock subject to options beneficially owned by Affiliate:

                                   EXHIBIT B

                    SANMINA CORPORATION AFFILIATE AGREEMENT



         This AFFILIATE AGREEMENT (this "Agreement") is made as of __________, 1997, between Sanmina Corporation, a Delaware corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and the undersigned (the "Affiliate").

         WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Parent and Company intend to enter into a business combination transaction to pursue their long term business strategies (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

         WHEREAS, pursuant to the Merger, at the Effective Time, all of the issued and outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock as set forth in the Merger Agreement;

         WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent, as the term "affiliate" is used in the SEC's Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of Parent;

         WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

         WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to the Company to enter into the Merger Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

         1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests". Affiliate has carefully read this Agreement and the Merger Agreement and has had an opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors.

         2. Covenants Related to Pooling of Interests. In accordance with SAB 65, during the period contemplated by SAB 65, until the earlier of (A) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and Company or (B) the Merger

Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) having the effect, directly or indirectly, of reducing his risk relative to, any shares of Parent Common Stock; provided, however, that Affiliate may (after consulting with Parent and Company) transfer or otherwise reduce his risk relative to shares of Parent Common Stock during such period if the transfer of or reduction of risk relative to such Parent Common Stock would not reasonably be expected to adversely affect the ability of Parent to account for the Merger
as a pooling of interests.   Parent may, at its discretion, cause a restrictive
legend covering the restrictions referred to in this Section 2 to be placed on Parent Common Stock certificates issued to Affiliate and place a stock transfer notice consistent with the restrictions referred to in this Section 2 with its transfer agent with respect to such certificates, provided that such restrictive legend shall be removed and/or such notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

         3. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may: (a) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (b) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of shares of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (b), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

         4. Specific Performance. Affiliate agrees that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms, or were otherwise breached. It is, accordingly, agreed that Parent and Company shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent or Company may be entitled at law or in equity.

         5.      Miscellaneous.

                 (a) For the convenience of the parties hereto, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                 (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

                 (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

                 (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

                 (e) Counsel to and accountants for the parties to this Agreement shall be entitled to rely upon this Agreement as needed.

                 (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

                 (g) Notwithstanding any other provision contained herein, this Agreement and all obligations of and restrictions imposed by Affiliate hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

         Executed as of the date shown on the first page of this Agreement.


                                            SANMINA CORPORATION


                                            By:  _____________________________
                                                 Name:    ____________________
                                                 Title:   ____________________


                                            ELEXSYS INTERNATIONAL, INC.


                                            By:  _____________________________
                                                 Name:    ____________________
                                                 Title:   ____________________


                                            AFFILIATE

                                            By:  _____________________________

                                            Name of Affiliate:  ______________

                                            Name of Signatory:

                                            __________________________________
                                            (if different from Affiliate)

                                            Title of Signatory
                                            (if applicable):  ________________


Number of shares of Company Common Stock beneficially owned by Affiliate:



Number of shares of Company Common Stock subject to options beneficially owned by Affiliate:

                                   EXHIBIT C

                            NONCOMPETITION AGREEMENT

         This NONCOMPETITION AGREEMENT (this "Agreement") is made as of _______, 1997, by and among Sanmina Corporation, a Delaware corporation ("Parent"), Elexsys International, Inc., a Delaware corporation ("Company"), and Milan Mandaric (the "Shareholder").

                                    RECITALS

         A. As an employee and shareholder of Company, the Shareholder has obtained extensive and valuable knowledge and information concerning the business of Company (including confidential information relating to Company and its operations, assets, contracts, customers, personnel, plans and prospects).

         B. Concurrently with the execution and delivery of this Agreement, Parent is acquiring Company through a merger of Company with a wholly-owned subsidiary of Parent (the "Merger") pursuant to an Agreement and Plan of Merger dated as of July 22, 1997 (the "Reorganization Agreement").
Section 6.2(e) of the Reorganization Agreement requires that a noncompetition agreement be executed and delivered by the Shareholder as a condition to the completion of the Merger, and the Shareholder is entering into this Agreement in order to induce Parent to complete the Merger.

         C. Company has conducted and is conducting its business throughout North America and the United Kingdom.

                                   AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1. Definitions. Capitalized terms used but not expressly defined in this Agreement shall have the meanings ascribed to them in the Reorganization Agreement.

         2. Acknowledgments by the Shareholder. The Shareholder acknowledges that the Shareholder has occupied a position of trust and confidence with Company prior to the date hereof and has become familiar with the following information, any and all of which constitute confidential information of Company (collectively the "Confidential Information"): (a) any and all trade secrets belonging to, and concerning the business and affairs of, Company, and any and all data, know-how, compositions, processes, customer lists, current and anticipated customer requirements, price lists, market studies and business plans that are confidential and proprietary in nature and that belong to, and pertain to the business and affairs of, Company;
(b) any and all other information that is confidential and proprietary in nature belonging to, and concerning the business and affairs of, Company (which includes the following information to the extent it is confidential and proprietary in nature and it belongs to, and pertains to the business and affairs of, Company: historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Company containing or based, in whole or in part, on any information included in the foregoing; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, "Confidential Information" does not and will not include any information that is in or enters the public domain or that otherwise is or becomes generally available to the public or within the electronics manufacturing services industry other than as a direct result of the improper and unauthorized disclosure thereof by the Shareholder. The Shareholder further acknowledges that (i) Parent has required that the Shareholder make the covenants set forth in this Agreement as a condition to the consummation of the Merger by Parent, (ii) the provisions of this Agreement are reasonable and necessary to protect and preserve Company's business, and
(iii) Company would be irreparably damaged if the Shareholder were to breach the covenants set forth in Sections 3, 4 and 5 of this Agreement.

         3. Confidential Information. The Shareholder acknowledges and agrees that all Confidential Information is the property of Company.
Therefore, the Shareholder agrees that the Shareholder will not, for a period of two years after the Effective Time, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether the Shareholder has such information in the Shareholder's memory or embodied in writing or other physical form, without Parent's written consent; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Shareholder may furnish and otherwise disclose Confidential Information (a) to his legal advisers or accountants who are advised or otherwise made aware that such information is confidential, and (b) to the extent that the Shareholder determines in good faith that disclosure thereof may be required by any law, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process. The Shareholder agrees to deliver to Parent at any time after the Effective Time that Parent may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of Company to the extent they constitute Confidential Information and any other Confidential Information that the Shareholder may then possess or have under the Shareholder's control.

         4. Noncompetition. As an inducement for Parent to consummate the Merger, the Shareholder agrees that, except as provided below, during the Noncompetition Period (as hereinafter defined), the Shareholder will not engage in Competitive Activities (as hereinafter defined) in North America, the United Kingdom and Ireland, or invest in, own, manage, operate, control, or participate in the ownership, management, operation, or control of, be employed by, or render services or advice to, any Competing Entity (as hereinafter defined). For purposes of this Agreement (a) "Competitive Activities" shall mean designing, manufacturing, selling or developing complex custom-designed, press-fit backpanels (of the type being designed, manufactured, sold or developed by Company as of the Effective Time), surface mount backpanel assemblies (of the type being designed, manufactured, sold or developed by Company as of the Effective Time), related subsystems (of the type being designed, manufactured, sold or developed by Company as of the Effective Time) or high density multi-layer printed circuit boards (of the type being designed, manufactured, sold or developed by Company as of the Effective Time) in or for the mid-volume sector of the electronic interconnect industry, and (b) "Competing Entity" shall mean an entity that is engaged in Competitive Activities in North America, the United Kingdom or Ireland; provided, however, that an entity shall not, and shall not be deemed to, constitute a Competing Entity if the total consolidated gross revenues derived by such entity from Competitive Activities in any twelve month period represents less than 20% of the total consolidated gross revenues of such entity during such twelve month period. Notwithstanding anything to the contrary contained in this Agreement,
(A) the Shareholder may purchase or otherwise acquire, and own, directly or indirectly, up to (but not more than) nineteen and nine-tenths percent (19.9%) of any class of securities of any Competing Entity, (B) the Shareholder may render services or advice to or be employed by a Competing Entity if the services or advice rendered by the Shareholder, or the primary responsibilities of the Shareholder, do not relate directly to Competitive Activities, (C) the Shareholder may loan money to or guaranty the loans of any Competing Entity,
(D) the Shareholder may engage in any Competitive Activity, and the Shareholder may invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by or render services or advice to, any Competing Entity that is engaged in any Competitive Activity, if Parent ceases to derive more than $50 million in consolidated gross revenues from such Competitive Activity in any twelve month period, (E) the Shareholder may continue to serve as a special limited partner of Behrman Capital (even if such entity invests in, owns, manages, operates or controls, or renders services or advice to, one or more Competing Entities), and the Shareholder may serve as an investor (including as a partner) in any other entity that invests in, owns, manages, operates or controls, or renders services or advice to, one or more Competing Entities, so long as (unless otherwise permitted under this Agreement) the Shareholder does not actively participate in the management or operation of, or render services or advice to, any such Competing Entity, and
(F) after the first anniversary of the Effective Time, the Shareholder may serve as a non-employee director (but not as the Chairman of the Board) of any Competing Entity in which the Shareholder or any person or entity affiliated with or related to the Shareholder has a direct or indirect ownership interest. The Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. As used herein, the "Noncompetition Period" shall commence upon the Effective Time and end upon the date five years after the Effective Time.

         5. Nonsolicitation. The Shareholder further agrees that for a period of five years after the Effective Time, he will not knowingly and intentionally:

                 (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Shareholder's own behalf or on behalf of any other person or entity) any employee of Company who was employed by Company as of the Effective Time and whose annual salary exceeded $100,000 as of the Effective Time (a "Specified Employee") to leave his or her employment with such firm and become employed in any Competing Entity; or

                 (b) employ in any Competing Entity, or permit any Competing Entity over which the Shareholder exercises any control, to employ any Specified Employee who has terminated his or her employment with Parent or Company during such five-year period and who has not been subsequently employed by another person or entity.

         Nothing in this Agreement shall prevent or limit the Shareholder, any entity over which the Shareholder exercises any control or any other person or entity from (i) publishing any advertisement or similar notice in any newspaper and hiring any person who responds to such advertisement or notice without prior solicitation by the Shareholder, or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment and hiring any person identified or solicited by such firm without the participation of the Shareholder or identification by the Shareholder of particular Specified Employees to be recruited.

         6. Independence of Obligations. The covenants of the Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Shareholder, on the one hand, and Parent or Company, on the other. The existence of any claim or cause of action by the Shareholder against Parent or Company shall not constitute a defense to the enforcement of such covenants against the Shareholder.

         7. Remedies. If the Shareholder breaches the covenants set forth in this Agreement, each of Parent and Company will be entitled to the following remedies:

                 (a)      damages from the Shareholder; and

                 (b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, it being agreed that money damages alone would be inadequate to compensate Parent or Company and would be an inadequate remedy for such breach.

         Notwithstanding anything to the contrary contained in this Agreement, no conduct or action shall be deemed to constitute a breach by the Shareholder of any provision of this Agreement unless (i) Parent shall have delivered to the Shareholder a written notice describing in reasonable detail the conduct or action that Parent believes constitutes a breach of this Agreement, and (ii) the Shareholder shall have failed to discontinue such conduct or action within 15 days after receiving such written notice.

         8. Non-Exclusivity. The rights and remedies of Parent and Company hereunder are not exclusive of or limited by any other rights or remedies which Parent or Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and Company hereunder, and the obligations and liabilities of the Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

         9. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Company, the Shareholder shall hold harmless and indemnify Company from and against any damages which are directly suffered or incurred at any time by Parent or Company, or to which Parent or Company otherwise becomes subject (regardless of whether or not such damages relate to a third-party claim) and that arise directly from any breach of any covenant or obligation of the Shareholder contained herein.

         10. Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         11. Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

         12. Jurisdiction; Service of Process Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

                 (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

                 (b) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

                 (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

         13. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         15. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         16. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service or registered mail (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Shareholder:              Milan Mandaric
                          4405 Fortran Court
                          San Jose, CA  95134
                          Phone:  (408) 935-6300
                          Fax:  (408) 942-1252

Parent:                   Sanmina Corporation
                          355 East Trimble Road
                          San Jose, CA  95131
                          Attn:  Chief Executive Officer
                          Phone:  (408) 954-5500
                          Fax:  (408) 943-1401
with a copy to:           Wilson Sonsini Goodrich & Rosati
                          650 Page Mill Road
                          Palo Alto, CA  94304-1050
                          Attn:  Christopher D. Mitchell
                          Phone:  (415) 493-9300
                          Fax:  (415) 845-5000

Company:                  Elexsys International, Inc.
                          4405 Fortran Court
                          San Jose, CA  95134
                          Phone:  (408) 935-6300
                          Fax:  (408) 942-1252

with a copy to:           Cooley Godward LLP
                          Five Palo Alto Square
                          3000 El Camino Real
                          Palo Alto, CA  94304
                          Attn:  Alan C. Mendelson
                          Phone:  (415) 843-5141
                          Fax:  (415) 857-0663

         17. Further Assurances. The Shareholder shall execute and/or cause to be delivered to Parent or Company such instruments and other documents as Parent or Company may reasonably request to effectuate the intent and purposes of this Agreement.

         18. Assignment. This Agreement and all obligations hereunder are personal to the Shareholder and may not be transferred or assigned by the Shareholder at any time. Each of Parent and Company may assign its respective rights under this Agreement to any entity in connection with any sale or transfer of all or substantially all of its respective assets to such entity.

         19. Binding Nature. Subject to Section 18, this Agreement will be binding upon the Shareholder, and will inure to the benefit of Parent and Company and their respective successors and assigns.

         20. Attorneys' Fees and Expenses. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto against any other party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         21. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings among Parent, Company and the Shareholder with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by all parties hereto.





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                                      -8-

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PARENT:                                      SHAREHOLDER:




By: ______________________________           By: ______________________________




COMPANY:


By: ______________________________